Exhibit 99.1

OneSpan Reports Results for Third Quarter 2021 and First Nine Months of 2021; Increases Guidance Midpoints for Full Year 2021.

Third Quarter 2021 Financial Results

●	Total revenue grew 2% year-over-year to $52.3 million
●	Recurring revenue grew 38% year-over-year to $30.5 million[1]
●	Annual Recurring Revenue (ARR) grew 24% year-over-year to $119.0 million[2]
●	Dollar-based net expansion (DBNE) of 115%[3]
●	GAAP net loss of $1.0 million
●	Adjusted EBITDA of $1.7 million[4]
●	GAAP loss per diluted share of $0.02; Non-GAAP income per diluted share of $0.03[4]

CHICAGO, November 2, 2021 – OneSpan Inc. (NASDAQ: OSPN), the global leader in digital banking security and e-signatures, today reported financial results for the third quarter and nine months ended September 30, 2021.

“During the quarter we continued to deliver against strong demand for our core offerings with robust growth in e-signature subscription and mobile security term license revenue while we worked to mitigate hardware-related supply chain challenges,” stated OneSpan Interim CEO, Steven Worth. “Our execution in the third quarter is reflected in our increased guidance for full year 2021. We are confident in our ability to deliver a solid fourth quarter while we make progress on our action plan. We have already identified preliminary strategic actions to accelerate our recurring revenue growth. In addition, we are taking action on initial cost reduction opportunities and will provide a range of expected savings before year-end.”

Third Quarter 2021 Financial Highlights

●	Revenue for the third quarter of 2021 was $52.3 million, an increase of 2% from $51.4 million for the third quarter of 2020. Revenue for the first nine months of 2021 was $155.3 million, a decrease of 5% from $162.8 million for the first nine months of 2020.
●	Gross profit for the third quarter of 2021 was $37.4 million and $108.7 million for the first nine months of 2021. Gross profit for the third quarter of 2020 was $36.0 million and $113.0 million for the first nine months of 2020. Gross margin for the third quarter of 2021 was 72% and for the first nine months of 2021 was 70%. Gross margin for the third quarter of 2020 was 70% and for the first nine months of 2020 was 69%.
●	GAAP operating loss for the third quarter of 2021 was $2.0 million, and for the first nine months of 2021 was $20.2 million. GAAP operating loss for the third quarter of 2020 was $2.4 million, and for the first nine months of 2020 was $3.2 million.
●	GAAP net loss for the third quarter of 2021 was $1.0 million, or $0.02 per share, and $16.8 million, or $0.42 per share for the first nine months of 2021. GAAP net loss for the third quarter of 2020 was $1.7 million, or $0.04 per share. GAAP net loss for the first nine months of 2020 was $3.7 million, or $0.09 per share.
●	Non-GAAP net income (loss) for the third quarter of 2021 was $1.2 million or $0.03 per diluted share, and for the first nine months of 2021 was $(6.8) million or $(0.18) per diluted share. Non-GAAP net income for the third quarter of 2020 was $1.2 million or $0.03 per diluted share, and for the first nine months of 2020 was $5.3 million, or $0.13 per diluted share.

●	Adjusted EBITDA for the third quarter of 2021 was $1.7 million and for the first nine months of 2021 was $(4.5) million. Adjusted EBITDA for the third quarter of 2020 was $2.7 million, and for the first nine months of 2020 was $11.0 million.

●	Cash, cash equivalents and short-term investments at September 30, 2021 totaled $97.8 million compared to $109.3 million and $115.3 million at June 30, 2021 and December 31, 2020, respectively. During the first nine months of 2021, $7.5 million of shares were repurchased, compared to $0 of share repurchases during the first nine months of 2020.

Outlook

For the Full Year 2021, OneSpan currently expects:

●	Total revenue in the range of $209 million to $213 million as compared to our prior guidance of $205 million to $215 million.

●	Recurring revenue in the range of $118 million to $120 million as compared to our prior guidance of $115 million to $120 million.
●	ARR growth of 18% to 20% as compared to our prior guidance of 17% to 20%.
●	And Adjusted EBITDA in the range of negative $6 million to negative $8 million as compared to our prior guidance of negative $12 million to negative $15 million.[5]

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, November 2, 2021, at 4:30 p.m. EDT. During the conference call, Mr. Steven Worth, interim CEO, and Mr. Jan Kees van Gaalen, interim CFO, will discuss OneSpan’s results for the third quarter and first nine months of 2021.

To access the conference call, dial 844-200-6205 for the U.S. or Canada and 1-929-526-1599 for international callers. The access code is 939308.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

1	Recurring revenue is comprised of subscription, term-based software licenses, and maintenance revenue.
2	ARR is calculated as the annualized value of our customer recurring contracts with a term of at least one-year, as of the measuring date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
3	DBNE is defined as the year-over-year growth in ARR from the same set of customers at the end of the prior year period.
4	An explanation of the use of non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below.
5	We are not providing a reconciliation to GAAP net income as the most directly comparable GAAP measure because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they execute. We make digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than half of the top 100 global banks and thousands of financial institutions around the world. Whether automating agreements with identity verification and e-signatures, reducing fraud using advanced analytics, or transparently securing financial transactions, OneSpan helps lower costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our expectations for our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; the impact of the COVID-19 pandemic and actions taken to contain it; our ability to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio actions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; disruption in global transportation and supply chains; reliance on third parties for certain products and data center services, impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as those factors described in the “Risk Factors” section of our Annual Report on Form 10-K. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue
Product and license	$28,193	$30,249	$85,016	$103,893
Services and other	24,083	21,190	70,312	58,870
Total revenue	52,276	51,439	155,328	162,763

Cost of goods sold
Product and license	8,477	10,064	27,607	33,378
Services and other	6,379	5,414	19,041	16,395
Total cost of goods sold	14,856	15,478	46,648	49,773

Gross profit	37,420	35,961	108,680	112,990

Operating costs
Sales and marketing	15,474	14,576	49,850	44,129
Research and development	11,359	10,643	35,699	31,178
General and administrative	11,207	10,737	38,797	33,851
Amortization of intangible assets	1,396	2,360	4,503	7,049
Total operating costs	39,436	38,316	128,849	116,207

Operating loss	(2,016)	(2,355)	(20,169)	(3,217)

Interest income (expense), net	(4)	56	2	389
Other income, net	283	716	950	887

Loss before income taxes	(1,737)	(1,583)	(19,217)	(1,941)
Provision (benefit) for income taxes	(762)	95	(2,406)	1,758

Net loss	$(975)	$(1,678)	$(16,811)	$(3,699)

Net loss per share
Basic	$(0.02)	$(0.04)	$(0.42)	$(0.09)
Diluted	$(0.02)	$(0.04)	$(0.42)	$(0.09)

Weighted average common shares outstanding
Basic	39,629	40,033	39,688	40,050
Diluted	39,629	40,033	39,688	40,050

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and equivalents	$58,633	$88,394
Short term investments	39,182	26,859
Accounts receivable, net of allowances of $2,426 in 2021 and $4,135 in 2020	44,752	57,537
Inventories, net	11,715	13,093
Prepaid expenses	8,362	7,837
Contract assets	4,618	7,202
Other current assets	10,992	6,256
Total current assets	178,254	207,178
Property and equipment, net	10,962	11,835
Operating lease right-of-use assets	9,654	11,356
Goodwill	96,223	97,552
Intangible assets, net of accumulated amortization	22,614	27,196
Deferred income taxes	10,294	7,030
Contract assets - non-current	373	1,877
Other assets	12,971	11,179
Total assets	$341,345	$375,203
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,881	$5,684
Deferred revenue	42,375	43,417
Accrued wages and payroll taxes	14,199	13,649
Short-term income taxes payable	985	2,618
Other accrued expenses	7,180	8,334
Deferred compensation	706	1,602
Total current liabilities	73,326	75,304
Long-term deferred revenue	10,021	11,730
Long-term lease liabilities	10,579	12,399
Other long-term liabilities	10,117	10,423
Long-term income taxes payable	5,042	6,095
Deferred income taxes	1,641	1,912
Total liabilities	110,726	117,863
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,558 and 40,353 shares issued; 39,966 and 40,353 shares outstanding at September 30, 2021 and December 31, 2020, respectively	40	40
Additional paid-in capital	99,018	98,819
Treasury stock, at cost, 592 and 250 shares outstanding at September 30, 2021 and December 31, 2020, respectively	(12,501)	(5,030)
Retained earnings	156,946	173,731
Accumulated other comprehensive loss	(12,884)	(10,220)
Total stockholders' equity	230,619	257,340
Total liabilities and stockholders' equity	$341,345	$375,203

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss from operations	$(16,811)	$(3,699)
Adjustments to reconcile net loss from operations to net cash provided by (used in) operations:
Depreciation and amortization of intangible assets	6,760	9,193
Loss on disposal of assets	8	75
Deferred tax benefit	(3,701)	(356)
Stock-based compensation	2,981	3,232
Changes in operating assets and liabilities:
Accounts receivable, net	11,480	8,589
Inventories, net	1,101	5,790
Contract assets	3,764	(379)
Accounts payable	2,347	(5,551)
Income taxes payable	(2,661)	(5,985)
Accrued expenses	(27)	(3,694)
Deferred compensation	(897)	322
Deferred revenue	(1,860)	3,268
Other assets and liabilities	(6,913)	(3,376)
Net cash provided by (used in) operating activities	(4,429)	7,429

Cash flows from investing activities:
Purchase of short term investments	(45,882)	(23,295)
Maturities of short term investments	33,129	21,980
Additions to property and equipment	(1,529)	(2,710)
Other	(17)	(98)
Net cash used in investing activities	(14,299)	(4,123)

Cash flows from financing activities:
Repurchase of common stock	(7,471)	—
Tax payments for restricted stock issuances	(2,782)	(1,963)
Net cash used in financing activities	(10,253)	(1,963)

Effect of exchange rate changes on cash	(760)	306

Net increase (decrease) in cash	(29,741)	1,649
Cash, cash equivalents, and restricted cash, beginning of period	89,241	85,129
Cash, cash equivalents, and restricted cash, end of period	$59,500	$86,778

Revenue by major products and services (in thousands, unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Hardware products	$17,908	$21,687	$55,027	$65,613
Term-based software licenses	7,610	2,276	21,509	16,470
Perpetual software licenses	2,675	6,286	8,480	21,810
Product and license	$28,193	$30,249	$85,016	$103,893

Subscription	10,197	7,446	28,426	19,286
Professional services	1,152	1,353	3,595	4,100
Maintenance, support, and other	12,734	12,391	38,291	35,484
Services and other	$24,083	$21,190	$70,312	$58,870

Total revenue	$52,276	$51,439	$155,328	$162,763

Recurring Revenue (in thousands, unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Subscription	$10,197	$7,446	$28,426	$19,286
Term-based software licenses	7,610	2,276	21,509	16,470
Maintenance, support, and other	12,734	12,391	38,291	35,484
Total Recurring Revenue	$30,541	$22,113	$88,226	$71,240

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates in comparison to our historical operating results.

These non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP financial measures are useful within the context described below, they are in fact incomplete and are not measures that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to stockholders as a return on their investment. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs, one-time strategic action costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss	$(975)	$(1,678)	$(16,811)	$(3,699)
Interest income, net	4	(56)	(2)	(389)
Provision (benefit) for income taxes	(762)	95	(2,406)	1,758
Depreciation and amortization of intangible assets	2,178	3,096	6,760	9,193
Long-term incentive compensation	512	1,281	3,621	4,161
Non-recurring items (1)	760	—	4,333	—
Adjusted EBITDA	$1,717	$2,738	$(4,505)	$11,024

(1) Non-recurring items include $0.8 million of outside services costs associated with our strategic action plan for the three and nine months ended September 30, 2021. For the nine months ended September 30, 2021 Non-recurring items also include $2.8 million of outside service costs related to the proxy contest for the nine months ended September 30, 2021 and the related $0.7 million settlement with Legion Partners Holdings, LLC.

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance, and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods that have significant adjustments to the accruals in the period that relate to a longer period of time, which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock unit grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.

We also exclude certain non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss	$(975)	$(1,678)	$(16,811)	$(3,699)
Long-term incentive compensation	512	1,281	3,621	4,161
Amortization of intangible assets	1,396	2,360	4,503	7,049
Non-recurring items (1)	760	—	4,333	—
Tax impact of adjustments (2)	(534)	(728)	(2,491)	(2,242)
Non-GAAP net income (loss)	$1,159	$1,235	$(6,845)	$5,269

Non-GAAP net income (loss) per share	$0.03	$0.03	$(0.17)	$0.13

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	39,931	40,283	39,688	40,294

(1) Non-recurring items include $0.8 million of outside services costs associated with our strategic action plan for the three and nine months ended September 30, 2021. For the nine months ended September 30, 2021 Non-recurring items also include $2.8 million of outside service costs related to the proxy contest for the nine months ended September 30, 2021 and the related $0.7 million settlement with Legion Partners Holdings, LLC.
(2) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2021 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact:

Joe Maxa
Vice President of Investor Relations

+1-312-766-4009
joe.maxa@onespan.com